Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Financial, Inc.:

We consent to the use of our reports dated February 28, 2014, with respect to the Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Equity and Cash Flows and related financial statement schedules for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

March 31, 2014

Jacksonville, Florida

Certified Public Accountants